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                                   EXHIBIT 99

                                  PRESS RELEASE

                     ELAMEX ANNOUNCES LEADERSHIP TRANSITION
                             AT FRANKLIN CONNECTIONS


EL PASO, Texas - April 30, 2003 - Elamex S.A. de C.V. (Nasdaq: ELAM) today announced a change in leadership at Franklin Connections, LP, the Company's wholly owned candy manufacturing and nut processing subsidiary. Richard D. Condie has submitted his resignation as president and chief executive officer of Franklin Connections in order to pursue personal interests. Elamex President and Chief Executive Officer Richard P. Spencer will assume the role of CEO of Franklin Connections.

"All of us at Elamex appreciate the contributions of Richard Condie," said Richard P. Spencer, president and chief executive officer of Elamex. "We thank him for his work and wish him well in his future endeavors."

ABOUT FRANKLIN CONNECTIONS
Franklin Connections is a nut processing and candy manufacturing/packaging company. Franklin operates a world class confectionary operation with state of the art equipment and technology in Juarez, Mexico. The nut processing and packaging operation is located in El Paso, Texas. Warehousing and logistics services are provided via a distribution center of 239,000 square feet with controlled temperature in El Paso, Texas.

ABOUT ELAMEX
Elamex is a Mexican company with manufacturing operations in Mexico and the United States. The Company is involved in the production of industrial products, metal and plastic parts for the appliance and automotive industries, medical products and food items related to its candy manufacturing and nut packaging operations. Elamex's competitive advantage results from its demonstrated capability to leverage low cost, highly productive labor, strategic North American locations, recognized quality and proven ability to combine high technology with labor-intensive manufacturing processes in world-class facilities.

This press release includes forward-looking statements that involve risks and uncertainties, including, but not limited to, risks associated with the Company's future growth and profitability, the ability of the Company to increase sales to existing customers and to make sales to new customers, the effects of competitive and general economic conditions and the ability of the Company's own customers to meet their expectations and projections.